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                                                                     Exhibit 4.1
                                TRAMMELL CROW COMPANY

                                1997 STOCK OPTION PLAN


                              SCOPE AND PURPOSE OF PLAN

     Trammell Crow Company, a Texas corporation (the "CORPORATION"), has adopted this 1997 Stock Option Plan (the "PLAN") to provide for the granting of Nonstatutory Options to certain Key Employees.

     The purpose of the Plan is to provide an equity ownership opportunity for certain Key Employees commensurate with their positions with the Corporation and its Subsidiaries and to provide an incentive for such Key Employees to remain in the service of the Corporation or its Subsidiaries.


SECTION 1.  DEFINITIONS

     1.1 "Award" means the grant of an Option to a Holder pursuant to the terms, conditions, and limitations that the Committee may establish in order to fulfill the objectives of the Plan.

     1.2 "Award Agreement" means the written document or agreement delivered to Holder evidencing the terms, conditions, and limitations of an Award that the Corporation granted to that Holder.

     1.3 "Board of Directors" means the board of directors of the Corporation.

     1.4 "Business Day" means any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of Texas are authorized or obligated by law or executive order to close.

     1.5 "Change in Control" means the occurrence of any of the following events:

            (i) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation or an acquisition of assets of another corporation (a "BUSINESS COMBINATION"), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries); or

            (ii) Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

     1.6    "Code" means the Internal Revenue Code of 1986, as amended.


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     1.7    "Committee" means any committee or subcommittee appointed pursuant to Section 3 by the Board of Directors to administer this Plan.

     1.8 "Corporation" means Trammell Crow Company, a Texas corporation, or its successor pursuant to any provision of this Plan.

     1.9    "Date of Grant" has the meaning given it in Paragraph 4.3.

     1.10   "Eligible Individuals" shall have the same meaning as Key
Employees.

     1.11 "Employee" means any employee of the Corporation or of any of its Subsidiaries, including officers and directors of the Corporation who are also employees of the Corporation or of any of its Subsidiaries.

     1.12   "Exchange Act" means the Securities Exchange Act of 1934.

     1.13   "Exercise Notice" has the meaning given it in Paragraph 5.5.

     1.14   "Exercise Price" has the meaning given it in Paragraph 5.4.

     1.15   "Fair Market Value" means, for a particular day:

            (a) If shares of Stock of the same class are listed or admitted to unlisted trading privileges on any national or regional securities exchange at the date of determining the Fair Market Value, then the last reported sale price, regular way, on the composite tape of that exchange on the last Business Day before the date in question or, if no such sale takes place on that Business Day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to unlisted trading privileges on that securities exchange; or

            (b) If shares of Stock of the same class are not listed or admitted to unlisted trading privileges as provided in Subparagraph 1.15(a) and if sales prices for shares of Stock of the same class in the over-the-counter market are reported by NASDAQ National Market System at the date of determining the Fair Market Value, then the last reported sales price so reported on the last Business Day before the date in question or, if no such sale takes place on that Business Day, the average of the high bid and low asked prices so reported; or

            (c) If shares of Stock of the same class are not listed or admitted to unlisted trading privileges as provided in Subparagraph 1.15(a) and sales prices for shares of Stock of the same class are not reported by the NASDAQ National Market System (or a similar system then in use) as provided in Subparagraph 1.15(b), and if bid and asked prices for shares of Stock of the same class in the over-the-counter market are reported by NASDAQ (or, if not so reported, by the National Quotation Bureau Incorporated) at the date of determining the Fair Market Value, then the average of the high bid and low asked prices on the last Business Day before the date in question; or


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            (d)     If shares of Stock of the same class are not listed or
     admitted to unlisted trading privileges as provided in Subparagraph 1.15(a) and sales prices or bid and asked prices therefor are not reported by NASDAQ (or the National Quotation Bureau Incorporated) as provided in Subparagraph 1.15(b) or Subparagraph 1.15(c) at the date of determining the Fair Market Value, then the value determined in good faith by the Committee, which determination shall be conclusive for all purposes (in such circumstances, the Committee may, but shall not be required to, rely on an independent appraisal of the Corporation or the Stock in making its determination of Fair Market Value); or

            (e) If shares of Stock of the same class are listed or admitted to unlisted trading privileges as provided in Subparagraph 1.15(a) or sales prices or bid and asked prices therefor are reported by NASDAQ (or the National Quotation Bureau Incorporated) as provided in Subparagraph 1.15(b) or Subparagraph 1.15(c) at the date of determining the Fair Market Value, but the volume of trading is so low that the Board of Directors determines in good faith that such prices are not indicative of the fair value of the Stock, then the value determined in good faith by the Committee, which determination shall be conclusive for all purposes notwithstanding the provisions of Subparagraphs 1.15(a), (b), or (c).

For purposes of the redemption provided for in Subparagraph 6.3(d)(v), Fair Market Value shall have the meaning and shall be determined as provided above; PROVIDED, HOWEVER, that the Committee, with respect to any such redemption, shall have the right to determine that the Fair Market Value for purposes of the redemption should be an amount measured by the value of the shares of stock, other securities, cash or property otherwise being received by holders of shares of Stock in connection with the Restructure, and upon that determination the Committee shall have the power and authority to determine Fair Market Value for purposes of the redemption based upon the value of such shares of stock, other securities, cash or property. Any such determination by the Committee shall be conclusive for all purposes.

     1.16 "Holder" means an Eligible Individual to whom an Award has been granted.

     1.17   "Incentive Option" means an incentive stock option as defined under
Section 422 of the Code and regulations thereunder.

     1.18 "Initial Public Offering" shall mean the sale by the Corporation of shares of its common stock to the public in a firm commitment underwriting registered pursuant to the Securities Act.

     1.19 "Key Employee" means any Employee whom the Committee identifies as having a direct and significant effect on the performance of the Corporation or any of its Subsidiaries.

     1.20 "NASDAQ" means the National Association of Securities Dealers, Inc. Automated Quotations, Inc.

     1.21 "Nonstatutory Option" means a stock option that does not satisfy the requirements of Section 422 of the Code or that is designated at the Date of Grant or in the applicable Option Agreement to be an option other than an Incentive Option.


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     1.22   "Non-Surviving Event" means an event of Restructure as described in either subparagraph (b) or (c) of Paragraph 1.27.

     1.23   "Option Agreement" means an Award Agreement for an Option.

     1.24   "Option" means a Nonstatutory Option granted pursuant to the Plan.

     1.25 "Person" means any person or entity of any nature whatsoever, specifically including (but not limited to) an individual, a firm, a company, a corporation, a limited liability company, a partnership, a trust or other entity. A Person, together with that Person's affiliates and associates (as those terms are defined in Rule 12b-2 under the Exchange Act for purposes of this definition only), and any Persons acting as a partnership, limited partnership, joint venture, association, syndicate or other group (whether or not formally organized), or otherwise acting jointly or in concert or in a coordinated or consciously parallel manner (whether or not pursuant to any express agreement), for the purpose of acquiring, holding, voting or disposing of securities of the Corporation with that Person, shall be deemed a single "Person."

     1.26 "Plan" means the Trammell Crow Company 1997 Stock Option Plan, as it may be amended from time to time.

     1.27 "Restructure" means the occurrence of any one or more of the following:

            (a) The merger or consolidation of the Corporation with any Person, whether effected as a single transaction or a series of related transactions, with the Corporation remaining the continuing or surviving entity of that merger or consolidation and the Stock remaining outstanding and not changed into or exchanged for stock or other securities of any other Person or of the Corporation, cash, or other property;

            (b) The merger or consolidation of the Corporation with any Person, whether effected as a single transaction or a series of related transactions, with (i) the Corporation not being the continuing or surviving entity of that merger or consolidation or (ii) the Corporation remaining the continuing or surviving entity of that merger or consolidation but all or a part of the outstanding shares of Stock are changed into or exchanged for stock or other securities of any other Person or the Corporation, cash, or other property; or

            (c) The transfer, directly or indirectly, of all or substantially all of the assets of the Corporation (whether by sale, merger, consolidation, liquidation or otherwise) to any Person whether effected as a single transaction or a series of related transactions.

     1.28   "Securities Act" means the Securities Act of 1933.

     1.29 "Stock" means the authorized Class E common stock, par value $.01 per share, as described in the Corporation's Certificate of Incorporation, or any other securities that are substituted for the Stock as provided in Section 6.


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     1.30   "Subsidiary" means, with respect to any Person, any corporation, limited partnership, limited liability company, or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by that Person.

     1.31   "Total Shares" has the meaning given it in Paragraph 6.2.

     1.32 "Voting Securities" means any securities that are entitled to vote generally in the election of directors, in the admission of general partners, or in the selection of any other similar governing body.


SECTION 2.  SHARES OF STOCK SUBJECT TO THE PLAN

     2.1 MAXIMUM NUMBER OF SHARES. Subject to the provisions of Section 6 of the Plan, the aggregate number of shares of Stock that the Corporation may have subject to outstanding Awards at one time under the Plan shall not exceed 1,626.

     2.2 DETERMINATION OF AVAILABLE SHARES. In computing the total number of shares of Stock subject to outstanding Awards at one time under the Plan, the Committee shall count the number of shares of Stock subject to issuance upon exercise or settlement of outstanding Options and the number of shares of Stock that have been issued upon prior exercise or settlement of Awards.

     2.3 RESTORATION OF UNUSED AND SURRENDERED SHARES. If Stock subject to any Award is not issued or transferred, or ceases to be issuable or transferable for any reason, including (but not exclusively) because an Award is forfeited, terminated, expires unexercised, or is exchanged for other Awards, the shares of Stock that were subject to that Award shall no longer be charged against the number of available shares and, subject to Section 8.1, shall again be available for issue, transfer, or exercise pursuant to Awards under the Plan to the extent of such forfeiture, termination, expiration, or other cessation of its subjection to an Award.

     2.4 DESCRIPTION OF SHARES. The shares to be delivered under the Plan shall be made available from (a) authorized but unissued shares of Stock, (b) Stock held in the treasury of the Corporation, or (c) previously issued shares of Stock reacquired by the Corporation, including shares purchased on the open market, in each situation as the Board of Directors or the Committee may determine from time to time at its sole option.

     2.5 REGISTRATION AND LISTING OF SHARES. From time to time, the Board of Directors and appropriate officers of the Corporation shall be and are authorized to take whatever actions are necessary to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Stock available for issuance pursuant to Awards.


SECTION 3.  ADMINISTRATION OF THE PLAN

     3.1 COMMITTEE. The Board of Directors shall administer the Plan with respect to all Eligible Individuals or may delegate all or part of its duties under this Plan to the Committee or to any officer or committee of officers of the Corporation, subject in each case to such conditions and limitations as the Board of Directors may establish. The number of persons that shall constitute the Committee shall be determined


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from time to time by a majority of all the members of the Board of Directors.
Except for references in Paragraphs 3.1, 3.2, and 3.3 and unless the context otherwise requires, references herein to the Committee shall also refer to the Board of Directors as administrator of the Plan for Eligible Individuals or to the appropriate delegate of the Committee or the Board of Directors.

     3.2 DURATION, REMOVAL, ETC. The members of the Committee shall serve at the pleasure of the Board of Directors, which shall have the power, at any time and from time to time, to remove members from or add members to the Committee. Removal from the Committee may be with or without cause. The Board of Directors, and not the remaining members of the Committee, shall have the power and authority to fill vacancies on the Committee, however caused.

     3.3 MEETINGS AND ACTIONS OF COMMITTEE. The Board of Directors shall designate which of the Committee members shall be the chairman of the Committee. If the Board of Directors fails to designate a Committee chairman, the members of the Committee shall elect one of the Committee members as chairman, who shall act as chairman until he ceases to be a member of the Committee or until the Board of Directors elects a new chairman. The Committee shall hold its meetings at those times and places as the chairman of the Committee may determine. At all meetings of the Committee, a quorum for the transaction of business shall be required, and a quorum shall be deemed present if at least a majority of the members of the Committee are present. At any meeting of the Committee, each member shall have one vote. All decisions and determinations of the Committee shall be made by the majority vote or majority decision of all of its members present at a meeting at which a quorum is present; provided, however, that any decision or determination reduced to writing and signed by all of the members of the Committee shall be as fully effective as if it had been made at a meeting that was duly called and held. The Committee may make any rules and regulations as it may deem advisable for the conduct of its business that are not inconsistent with the provisions of the Plan, the Certificate of Incorporation or the by-laws of the Corporation.

     3.4 COMMITTEE'S POWERS. Subject to the express provisions of the Plan and any applicable law with which the Corporation intends the Plan to comply, the Committee shall have the authority, in its sole and absolute discretion,
(a) to adopt, amend, and rescind administrative and interpretive rules and regulations relating to the Plan, including without limitation to adopt and observe such procedures concerning the counting of Awards against the Plan as it may deem appropriate from time to time; (b) to determine the Eligible Individuals to whom, and the time or times at which, Awards shall be granted;
(c) to determine the number of shares of Stock that shall be the subject of each Award; (d) to determine the terms and provisions of each Award Agreement (which need not be identical), including provisions defining or otherwise relating to
(i) the term and the period or periods and extent of exercisability of the Options, (ii) the extent to which the transferability of shares of Stock issued or transferred pursuant to any Award is restricted, (iii) the effect of termination of employment on the Award, and (iv) the effect of approved leaves of absence (consistent with any applicable regulations of the Internal Revenue Service); (e) to accelerate, pursuant to Section 6, the time of exercisability of any Option that has been granted; (f) to construe the respective Award Agreements and the Plan; (g) to make determinations of the Fair Market Value of the Stock pursuant to the Plan; (h) to delegate its duties under the Plan to such agents as it may appoint from time to time, subject to the second sentence of Section 3.1; and (i) to make all other determinations, perform all other acts, and exercise all other powers and authority necessary or advisable for administering the Plan, including the delegation of those ministerial acts and responsibilities as the Committee deems appropriate. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any Award, or in any Award Agreement in the manner and to the extent it deems necessary or desirable to carry the Plan into effect, and


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the Committee shall be the sole and final judge of that necessity or desirability. The determinations of the Committee on the matters referred to in this Paragraph 3.4 shall be final and conclusive. The Committee shall not have the power to appoint members of the Committee or to terminate, modify, or amend the Plan. Those powers are vested in the Board of Directors.

     3.5 TRANSFERABILITY OF AWARDS. Notwithstanding any limitation on a Holder's right to transfer an Award, the Committee may (in its sole discretion) permit a Holder to transfer an Award, or may cause the Corporation to grant an Award that otherwise would be granted to an Eligible Individual, in any of the following circumstances: (a) pursuant to a qualified domestic relations order or (b) to the spouse of the Eligible Individual or to any of the parents, children and grandchildren of the Eligible Individual or spouse or to a trust whose sole beneficiaries are one or more such persons. If the Committee determines to allow such transfers or issuances of Awards, any Holder or Eligible Individual desiring such transfers or issuances shall make application therefor in the manner and time that the Committee specifies and shall comply with such other requirements as the Committee may require to assure compliance with all applicable laws, including securities laws, and to assure fulfillment of the purposes of this Plan. The Committee shall not authorize any such transfer or issuance if it may not be made in compliance with all applicable federal, state and foreign securities laws. The granting of permission for such an issuance or transfer shall not obligate the Corporation to register the shares of Stock to be issued under the applicable Award.


SECTION 4.  ELIGIBILITY AND PARTICIPATION

     4.1 ELIGIBLE INDIVIDUALS. Awards may be granted pursuant to the Plan only to persons who are Eligible Individuals at the time of the grant thereof.

     4.2 GRANT OF AWARDS. Subject to the express provisions of the Plan, the Committee shall determine which Eligible Individuals shall be granted Awards from time to time. In making grants, the Committee shall take into consideration the position or positions of the potential Holder with the Corporation and its Subsidiaries, the contribution the potential Holder has made or may make to the success of the Corporation or its Subsidiaries and such other considerations as the Board of Directors may from time to time specify. The Committee shall also determine the number of shares subject to each of the Awards and shall authorize and cause the Corporation to grant Awards in accordance with those determinations.

     4.3 DATE OF GRANT. The date on which an Award is granted (the "DATE OF GRANT") shall be the date specified by the Committee as the effective date or date of grant of an Award or, if the Committee does not so specify, shall be the date effective as of which the Committee adopts the resolution approving the offer of an Award to an individual, including the specification of the number (or method of determining the number) of shares of Stock, even though certain terms of the Award Agreement may not be determined at that time and even though the Award Agreement may not be executed or delivered until a later time. In no event shall a Holder gain any rights in addition to those specified by the Committee in its grant, regardless of the time that may pass between the grant of the Award and the actual execution or delivery of the Award Agreement by the Corporation or the Holder. The Committee may invalidate an Award at any time before the Award Agreement is signed by the Holder (if signature is required) or is delivered to the Holder (if signature is not required), and such Award shall be treated as never having been granted.


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     4.4    AWARD AGREEMENTS.  Each Award granted under the Plan shall be evidenced by an Award Agreement that incorporates those terms that the Committee shall deem necessary or desirable. More than one Award may be granted under the Plan to the same Eligible Individual and be outstanding concurrently.

     4.5 NO RIGHT TO AWARD. The adoption of the Plan shall not be deemed to give any Person a right to be granted an Award.


SECTION 5.  TERMS AND CONDITIONS OF OPTIONS

     All Options granted under the Plan shall comply with, and the related Option Agreements shall be deemed to include and be subject to, the terms and conditions set forth in this Section 5 (to the extent each term and condition applies to the form of Option) and also to the terms and conditions set forth in Sections 6 and 7.

     5.1 NUMBER OF SHARES. Each Option Agreement shall state the total number of shares of Stock to which it relates.

     5.2 VESTING; EXERCISABILITY. Each Option Agreement shall state the time, periods or other conditions on which the right to exercise the Option or a portion thereof shall vest, the time, periods or other conditions on which vested Options shall be exercisable and the number (or method of determining the number) of shares of Stock for which the right to exercise the Option shall vest, or such vested Option shall become exercisable, at each such time, period or satisfaction of condition.

     5.3 EXPIRATION OF OPTIONS. Options may be exercised during the term determined by the Committee and set forth in the Option Agreement; PROVIDED that no Option shall be exercised after the expiration of a period of ten years commencing on the Date of Grant of such Option.

     5.4 EXERCISE PRICE. Each Option Agreement shall state the exercise price per share of Stock (the "EXERCISE PRICE"). The Exercise Price shall not be less than the greater of (a) the par value per share of the Stock or (b) 100% of the Fair Market Value per share of the Stock on the Date of Grant of the Option.

     5.5 METHOD OF EXERCISE. Each Option shall be exercisable only by written, recorded electronic or other notice of exercise in the manner specified by the Committee from time to time (the "EXERCISE NOTICE") delivered to the Corporation or to the Person designated by the Committee during the term of the Option, which notice shall (a) state the number of shares of Stock with respect to which the Option is being exercised, (b) be signed or otherwise given by the Holder of the Option or by the person authorized to exercise the Option in the event of the Holder's death or disability, (c) be accompanied by the Exercise Price for all shares of Stock for which the Option is exercised, unless provision for the payment of the Exercise Price has been made pursuant to Paragraph 5.6 or 5.7 or in another manner permitted by law and approved in advance by the Committee, and (d) include such other information, instruments, and documents as may be required to satisfy any other condition to exercise contained in the Option Agreement. The Option shall not be deemed to have been exercised unless all of the requirements of the preceding provisions of this Paragraph 5.5 have been satisfied.


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     5.6    MEDIUM AND TIME OF PAYMENT.  The Exercise Price of an Option
shall be payable in full upon the exercise of the Option (a) in cash or by an equivalent means (such as that specified in Paragraph 5.7) acceptable to the Committee, (b) on the Committee's prior consent, with shares of Stock owned by the Holder (including shares received upon exercise of the Option) and having a Fair Market Value at least equal to the aggregate Exercise Price payable in connection with such exercise, or (c) by any combination of clauses (a) and (b). If the Committee chooses to accept shares of Stock in payment of all or any portion of the Exercise Price, then (for purposes of payment of the Exercise Price) those shares of Stock shall be deemed to have a cash value equal to their aggregate Fair Market Value determined as of the date of the delivery of the Exercise Notice.

     5.7 PAYMENT WITH SALE PROCEEDS. In addition, at the request of the Holder and to the extent permitted by applicable law, the Committee may (but shall not be required to) approve arrangements with a brokerage firm under which that brokerage firm, on behalf of the Holder, shall pay to the Corporation the Exercise Price of the Option being exercised (either as a loan to the Holder or from the proceeds of the sale of Stock issued pursuant to that exercise of the Option), and the Corporation shall promptly cause the exercised shares to be delivered to the brokerage firm. Such transactions shall be effected in accordance with the procedures that the Committee may establish from time to time.

     5.8 PAYMENT OF TAXES. The Committee may, in its discretion, require a Holder to pay to the Corporation (or the Corporation's Subsidiary if the Holder is an employee of a Subsidiary of the Corporation), at the time of the exercise of an Option, the amount that the Committee deems necessary to satisfy the Corporation's or its Subsidiary's current or future obligation to withhold federal, state or local income or other taxes that the Holder incurs by exercising an Option. Upon the exercise of an Option requiring tax withholding, a Holder may (a) direct the Corporation to withhold from the shares of Stock to be issued to the Holder the number of shares necessary to satisfy the Corporation's obligation to withhold taxes, that determination to be based on the shares' Fair Market Value as of the date on which tax withholding is to be made; (b) deliver to the Corporation sufficient shares of Stock (based upon the Fair Market Value at date of withholding) to satisfy the Corporation's tax withholding obligations, based on the shares' Fair Market Value as of the date of exercise; or (c) deliver sufficient cash to the Corporation to satisfy its tax withholding obligations. Holders who elect to use such a stock withholding feature must make the election at the time and in the manner that the Committee prescribes. The Committee may, at its sole option, deny any Holder's request to satisfy withholding obligations through Stock instead of cash. In the event the Committee subsequently determines that the aggregate Fair Market Value (as determined above) of any shares of Stock withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then the Holder shall pay to the Corporation, immediately upon the Committee's request, the amount of that deficiency.

     5.9 NO FRACTIONAL SHARES. The Corporation shall not in any case be required to sell, issue, or deliver a fractional share with respect to any Option. In lieu of the issuance of any fractional share of Stock, the Corporation shall pay to the Holder an amount in cash equal to the same fraction (as the fractional Stock) of the Fair Market Value of a share of Stock determined as of the date of the applicable Exercise Notice.

     5.10 MODIFICATION, EXTENSION AND RENEWAL OF OPTIONS. Subject to the terms and conditions of and within the limitations of the Plan and any applicable law, and any consent required by the last sentence of this Paragraph 5.10, the Committee may (a) modify, extend or renew outstanding Options granted under the Plan and (b) accept the surrender of Options outstanding hereunder (to the extent not previously exercised)


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and authorize the granting of new Options in substitution for outstanding
Options (to the extent not previously exercised). Nevertheless, without the consent of the Holder, the Committee may not modify any outstanding Option so as to materially increase the obligations of a Holder under any Option theretofore granted hereunder to that Holder thereunder.

     5.11 OTHER AGREEMENT PROVISIONS. The Option Agreements authorized under the Plan shall contain such provisions in addition to those required by the Plan (including, without limitation, restrictions or the removal of restrictions upon the exercise of the Option and the retention or transfer of shares thereby acquired) as the Committee may deem advisable. Each Option Agreement shall identify the Option evidenced thereby as a Nonstatutory Option.


SECTION 6.  ADJUSTMENT PROVISIONS

     6.1 ADJUSTMENT OF AWARDS AND AUTHORIZED STOCK. The terms of an Award, the number of shares of Stock authorized pursuant to Paragraph 2.1 for issuance under the Plan shall be subject to adjustment, from time to time, in accordance with the following provisions:

            (a) If at any time or from time to time, the Corporation shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock or otherwise) the number of shares of Stock then outstanding into a greater number of shares of Stock, then (i) the maximum number of shares of Stock available for the Plan as provided in Paragraph 2.1 shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (ii) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any Award shall be increased proportionately, and (iii) the price (including Exercise Price) for each share of Stock (or other kind of shares or unit of other securities) subject to then outstanding Awards shall be reduced proportionately, without changing the aggregate purchase price as to which outstanding Awards remain exercisable.

            (b) If at any time or from time to time the Corporation shall consolidate as a whole (by reclassification, reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, (i) the maximum number of shares of Stock available for the Plan as provided in Paragraph 2.1 shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (ii) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any Award shall be decreased proportionately, and (iii) the price (including Exercise Price) for each share of Stock (or other kind of shares or unit of other securities) subject to then outstanding Awards shall be increased proportionately, without changing the aggregate purchase price as to which outstanding Awards remain exercisable.

            (c) Whenever the number of shares of Stock subject to outstanding Awards and the price for each share of Stock subject to outstanding Awards are required to be adjusted as provided in this Paragraph 6.1, the Committee shall promptly prepare a notice setting forth, in reasonable detail, the event requiring adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the change in price and the number of shares of Stock, other


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

     securities, cash or property purchasable subject to each Award after giving effect to the adjustments. The Committee shall promptly give each Holder such a notice.

            (d) Adjustments under Paragraph 6.1(a) and (b) shall be made by the Committee, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding and conclusive. No fractional interest shall be issued under the Plan on account of any such adjustments.

     6.2 CHANGES IN CONTROL. Upon the occurrence of a Change in Control, all outstanding Options shall immediately become fully vested and exercisable in full, including that portion of any Option that pursuant to the terms and provisions of the applicable Award Agreement had not yet become exercisable (the total number of shares of Stock as to which an Option is exercisable upon the occurrence of a Change in Control is referred to herein as the "TOTAL SHARES"). If a Change in Control involves a Restructure or occurs in connection with a series of related transactions involving a Restructure and if such Restructure is in the form of a Non-Surviving Event and as a part of such Restructure shares of stock, other securities, cash or property shall be issuable or deliverable in exchange for Stock, then the Holder of an Award shall be entitled to purchase or receive (in lieu of the Total Shares that the Holder would otherwise be entitled to purchase or receive) the number of shares of stock, other securities, cash or property to which that number of Total Shares would have been entitled in connection with such Restructure at an aggregate exercise price equal to the Exercise Price that would have been payable if that number of Total Shares had been purchased on the exercise of the Option immediately before the consummation of the Restructure. Nothing in this Paragraph 6.2 shall impose on a Holder the obligation to exercise any Award immediately before or upon the Change of Control, nor shall the Holder forfeit the right to exercise the Award during the remainder of the original term of the Award because of a Change in Control or because the Holder's employment is terminated for any reason following a Change in Control.

     6.3 RESTRUCTURE AND NO CHANGE IN CONTROL. In the event a Restructure should occur at any time while there is any outstanding Award hereunder and that Restructure does not occur in connection with a Change in Control or in connection with a series of related transactions involving a Change in Control, then:

            (a) no outstanding Options shall immediately become fully vested and exercisable in full merely because of the occurrence of the Restructure;

            (b) at the option of the Committee, the Corporation may (but shall not be required to) take any one or more of the following actions:

               (i) accelerate in whole or in part the time of the vesting and exercisability of any one or more of the outstanding Options so as to provide that those Options shall be exercisable before, upon, or after the consummation of the Restructure;

               (ii) if the Restructure is in the form of a Non-Surviving Event, cause the surviving entity to assume in whole or in part any one or more of the outstanding Awards upon such terms and provisions as the Committee deems desirable; or

               (iii) redeem in whole or in part any one or more of the outstanding Awards (whether or not then exercisable) in consideration of a cash payment, as such payment may


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

            be reduced for tax withholding obligations as contemplated in the Section governing the particular form of Award, in an amount equal to, for Options, the excess of (1) the Fair Market Value, determined as of a date immediately preceding the consummation of the Restructure, of the aggregate number of shares of Stock subject to the Award and as to which the Award is being redeemed over (2) the Exercise Price for that number of shares of Stock;

The Corporation shall promptly notify each Holder of any election or action taken by the Corporation under this Paragraph 6.3. In the event of any election or action taken by the Corporation pursuant to this Paragraph 6.3 that requires the amendment or cancellation of any Award Agreement as may be specified in any notice to the Holder thereof, that Holder shall promptly deliver that Award Agreement to the Corporation in order for that amendment or cancellation to be implemented by the Corporation and the Committee. The failure of the Holder to deliver any such Award Agreement to the Corporation as provided in the preceding sentence shall not in any manner effect the validity or enforceability of any action taken by the Corporation and the Committee under this Paragraph 6.3, including, without limitation, any redemption of an Award as of the consummation of a Restructure. Any cash payment to be made by the Corporation pursuant to this Paragraph 6.3 in connection with the redemption of any outstanding Awards shall be paid to the Holder thereof currently with the delivery to the Corporation of the Award Agreement evidencing that Award; provided, however, that any such redemption shall be effective upon the consummation of the Restructure notwithstanding that the payment of the redemption price may occur subsequent to the consummation. If all or any portion of an outstanding Award is to be exercised or accelerated upon or after the consummation of a Restructure that is in the form of a Non-Surviving Event and as a part of that Restructure shares of stock, other securities, cash or property shall be issuable or deliverable in exchange for Stock, then the Holder of the Award shall thereafter be entitled to purchase or receive (in lieu of the number of shares of Stock that the Holder would otherwise be entitled to purchase or receive) the number of shares of stock, other securities, cash or property to which such number of shares of Stock would have been entitled in connection with the Restructure at an aggregate exercise price equal to the Exercise Price that would have been payable if that number of Total Shares had been purchased on the exercise of the Option immediately before the consummation of the Restructure.

     6.4 NOTICE OF CHANGE IN CONTROL OR RESTRUCTURE. The Corporation shall attempt to keep all Holders informed with respect to any Change in Control or Restructure or of any potential Change in Control or Restructure to the same extent that the Corporation's stockholders are informed by the Corporation of any such event or potential event.


SECTION 7.  ADDITIONAL PROVISIONS

     7.1 TERMINATION OF EMPLOYMENT. Subject to the last sentence of Paragraph 6.2 and unless the Board of Directors otherwise elects, if a Holder's employment relationship is terminated for any reason, whether voluntary or involuntary (including termination of employment as a result of death, disability or retirement), and without regard to the circumstances giving rise to or the legality of the termination, then all Awards held by that Holder that have not yet vested shall be forfeited and all Awards that have vested shall continue to be exercisable (by the Holder or, in the case of his death or, if appropriate, his disability, by the Holder's legatees, distributees, guardian or other legal representative) during the period(s) described in the relevant Award Agreement.


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

     7.2 TRANSFERABILITY OF AWARDS. In addition to such other terms and conditions as may be included in a particular Award Agreement, an Award requiring exercise shall be exercisable during a Holder's lifetime only by that Holder or by that Holder's guardian or legal representative. An Award requiring exercise shall not be transferrable other than by will or the laws of descent and distribution, except as permitted in accordance with Paragraph 3.5.

     7.3 FORFEITURE AND RESTRICTIONS ON TRANSFER. Each Award Agreement may contain or otherwise provide for conditions giving rise to the forfeiture of the Stock acquired pursuant to an Award or otherwise and may also provide for those restrictions on the transferability of shares of the Stock acquired pursuant to an Award or otherwise that the Committee in its sole and absolute discretion may deem proper or advisable. The conditions giving rise to forfeiture may include, but need not be limited to, the requirement that the Holder render substantial services to the Corporation or its Subsidiaries for a specified period of time. The restrictions on transferability may include, but need not be limited to, options and rights of first refusal in favor of the Corporation and stockholders of the Corporation other than the Holder of such shares of Stock who is a party to the particular Award Agreement or a subsequent holder of the shares of Stock who is bound by that Award Agreement.

     7.4 DELIVERY OF CERTIFICATES OF STOCK. Subject to Paragraph 7.5, the Corporation shall promptly issue and deliver a certificate representing the number of shares of Stock as to which an Option has been exercised after the Corporation receives an Exercise Notice and upon receipt by the Corporation of
the Exercise Price and any tax withholding as may be requested.   The value of
the shares of Stock issuable or transferable because of an Award under the Plan shall not bear any interest owing to the passage of time, except as may be otherwise provided in an Award Agreement.

     7.5 CONDITIONS TO DELIVERY OF STOCK. Nothing herein or in any Award granted hereunder or any Award Agreement shall require the Corporation to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Corporation, constitute a violation of the Securities Act or any similar or superseding statute or statutes, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect. At the time of any exercise of an Option, the Corporation may, as a condition precedent to the exercise of such Option, require from the Holder of the Award (or in the event of his death, his legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the Holder's intentions with regard to the retention or disposition of the shares of Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Corporation, may be necessary to ensure that any disposition by that Holder (or in the event of the Holder's death, his legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act or any similar or superseding statute or statutes, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect.

     7.6 SECURITIES ACT LEGEND. Certificates for shares of Stock, when issued, may have the following legend or statements of other applicable restrictions endorsed thereon and may not be immediately transferable:

     THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SHARES MAY NOT BE OFFERED FOR SALE,

     SOLD, PLEDGED, TRANSFERRED, OR OTHERWISE DISPOSED OF UNTIL THE HOLDER HEREOF PROVIDES EVIDENCE SATISFACTORY TO THE ISSUER (WHICH, IN THE DISCRETION OF THE ISSUER, MAY INCLUDE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER) THAT SUCH OFFER, SALE, PLEDGE, TRANSFER, OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE LAWS.

This legend shall not be required for shares of Stock issued pursuant to an effective registration statement under the Securities Act.

     7.7 LEGEND FOR RESTRICTIONS ON TRANSFER. Each certificate representing shares issued to a Holder pursuant to an Award granted under the Plan shall, if such shares are subject to any transfer restriction, including a right of first refusal, provided for under this Plan, an Award Agreement or other agreement, such as a shareholders' agreement among the Corporation and its shareholders, bear a legend that complies with applicable law with respect to the restrictions on transferability, such as:

     THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY IMPOSED BY _____________________________, AND MAY NOT BE TRANSFERRED, SOLD, OR OTHERWISE DISPOSED OF EXCEPT AS THEREIN PROVIDED. THE CORPORATION WILL FURNISH A COPY OF SUCH INSTRUMENT AND AGREEMENT TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE ON REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.

     7.8 NO RIGHTS AS STOCKHOLDER. A Holder shall have no right as a stockholder with respect to any shares covered by his Award until a certificate representing those shares is issued in his name. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash or other property) or distributions or other rights for which the record date is before the date that certificate is issued, except as contemplated by Section 6.

     7.9 FURNISH INFORMATION. Each Holder shall furnish to the Corporation all information requested by the Corporation to enable it to comply with any reporting or other requirement imposed upon the Corporation by or under any applicable statute or regulation.

     7.10 OBLIGATION TO EXERCISE. The granting of an Award hereunder shall impose no obligation upon the Holder to exercise the same or any part thereof.

     7.11 ADJUSTMENTS TO AWARDS. Subject to the general limitations set forth in Sections 5 and 6 and the provisions of Paragraph 8.1, the Committee may make any adjustment in the exercise price of, the number of shares subject to or the terms of an Option by canceling an outstanding Option and regranting an Option. Such adjustment shall be made by amending, substituting or regranting an outstanding Option. Such amendment, substitution or regrant may result in terms and conditions that differ from the terms and conditions of the original Option. The Committee may not, however, impair the rights of any Holder to previously granted Options without that Holder's consent. If such action is effected by amendment, the effective date of such amendment shall be the date of the original grant.

     7.12 REMEDIES. The Corporation shall be entitled to recover from a Holder reasonable attorneys' fees incurred in connection with the enforcement of the terms and provisions of the Plan and any Award Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

     7.13 CONSIDERATION. No Option shall be exercisable unless and until the Holder shall have paid cash or property to, or performed services for, the Corporation or any of its Subsidiaries that the Committee believes is equal to or greater in value that the par value of the Stock subject to such Award.


SECTION 8.  DURATION AND AMENDMENT OF PLAN

     8.1    DURATION.  No Awards may be granted hereunder after September 15,
1997.

     8.2 AMENDMENT. The Board of Directors may, insofar as permitted by law, with respect to any shares which, at the time, are not subject to Awards, suspend or discontinue the Plan or revise or amend it in any respect whatsoever, and may amend any provision of the Plan or any Award Agreement to make the Plan or the Award Agreement, or both, comply with Section 16(b) of the Exchange Act and the exemptions therefrom, the Code, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the regulations promulgated under the Code or ERISA, or any other law, rule or regulation that may affect the Plan. The Board of Directors may also amend, modify, suspend or terminate the Plan for the purpose of meeting or addressing any changes in other legal requirements applicable to the Corporation or the Plan or for any other purpose permitted by law. The Plan may not be amended without the consent of the holders of a majority of the shares of Stock then outstanding to increase materially the aggregate number of shares of Stock that may be issued under the Plan (except for adjustments pursuant to Section 6 of the Plan).


SECTION 9.  GENERAL

     9.1 APPLICATION OF FUNDS. The proceeds received by the Corporation from the sale of shares pursuant to Awards shall be used for general corporate purposes.

     9.2 RIGHT OF THE CORPORATION AND SUBSIDIARIES TO TERMINATE EMPLOYMENT. Nothing contained in the Plan, or in any Award Agreement, shall confer upon any Holder the right to continue in the employ of the Corporation or any Subsidiary, or interfere in any way with the rights of the Corporation or any Subsidiary to terminate his or her employment at any time.

     9.3 NO LIABILITY FOR GOOD FAITH DETERMINATIONS. Neither the members of the Board of Directors nor any member of the Committee shall be liable for any act, omission, or determination taken or made in good faith with respect to the Plan or any Award granted under it, and members of the Board of Directors and the Committee shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage, or expense (including attorneys' fees, the costs of settling any suit, provided such settlement is approved by independent legal counsel selected by the Corporation, and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising therefrom to the full extent permitted by law and under any directors and officers liability or similar insurance coverage that may from time to time be in effect. This right to indemnification shall be in addition to, and not a limitation on, any other indemnification rights any member of the Board of Directors or the Committee may have.

     9.4 OTHER BENEFITS. Participation in the Plan shall not preclude the Holder from eligibility in any other stock or stock option plan of the Corporation or any Subsidiary or any old age benefit, insurance, pension, profit sharing retirement, bonus, or other extra compensation plans that the Corporation or any Subsidiary has adopted, or may, at any time, adopt for the benefit of its Employees. The adoption of the Plan by the Board of Directors shall not be construed as creating any limitations on the power of the Board of Directors to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options and the awarding of stock and cash otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

     9.5 EXCLUSION FROM PENSION AND PROFIT-SHARING COMPENSATION. By acceptance of an Award, each Holder shall be deemed to have agreed that the Award is special incentive compensation that will not be taken into account in any manner as salary, compensation or bonus in determining the amount of any payment under any pension, retirement or other employee benefit plan of the Corporation or any Subsidiary. In addition, each beneficiary of a deceased Holder shall be deemed to have agreed that the Award will not affect the amount of any life insurance coverage, if any, provided by the Corporation or a Subsidiary on the life of the Holder that is payable to the beneficiary under any life insurance plan covering employees of the Corporation or any Subsidiary.

     9.6 EXECUTION OF RECEIPTS AND RELEASES. Any payment of cash or any issuance or transfer of shares of Stock to the Holder, or to his legal representative, heir, legatee, or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Committee may require any Holder, legal representative, heir, legatee, or distributee, as a condition precedent to such payment, to execute a release and receipt therefor in such form as it shall determine.

     9.7 NO GUARANTEE OF INTERESTS. Neither the Committee nor the Corporation guarantees the Stock of the Corporation from loss or depreciation.

     9.8 PAYMENT OF EXPENSES. All expenses incident to the administration, termination, or protection of the Plan, including, but not limited to, legal and accounting fees, shall be paid by the Corporation or its Subsidiaries; provided, however, the Corporation or a Subsidiary may recover any and all damages, fees, expenses, and costs arising out of any actions taken by the Corporation to enforce its right to purchase Stock under this Plan.

     9.9    CORPORATION RECORDS.  Records of the Corporation or its
Subsidiaries regarding the Holder's period of employment, termination of employment and the reason therefor, leaves of absence, reemployment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Committee to be incorrect.

     9.10 INFORMATION. The Corporation and its Subsidiaries shall, upon request or as may be specifically required hereunder, furnish or cause to be furnished, all of the information or documentation which is necessary or required by the Committee to perform its duties and functions under the Plan.

     9.11 NO LIABILITY OF CORPORATION. The Corporation assumes no obligation or responsibility to the Holder or his legal representatives, heirs, legatees, or distributees for any act of, or failure to act on the part of, the Committee.

     9.12 CORPORATION ACTION. Any action required of the Corporation shall be by resolution of its Board of Directors or by a person authorized to act by resolution of the Board of Directors.

     9.13 SEVERABILITY. If any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.

     9.14 NOTICES. Whenever any notice is required or permitted hereunder other than any Exercise Notice, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third Business Day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Corporation or a Holder may change, at any time and from time to time, by written notice to the other, the address which it or he had previously specified for receiving notices. Until changed in accordance herewith, the Corporation and each Holder shall specify as its and his address for receiving notices the address set forth in the Agreement pertaining to the shares to which such notice relates. Any Exercise Notice shall be valid only when it is in fact received by the Corporation or the Person it designates in accordance with procedures that the Committee may adopt from time to time.

     9.15 WAIVER OF NOTICE. Any person entitled to notice hereunder may waive such notice.

     9.16 SUCCESSORS. The Plan shall be binding upon the Holder, his legal representatives, heirs, legatees, and distributees, upon the Corporation, its successors, and assigns, and upon the Committee, and its successors.

     9.17 HEADINGS. The titles and headings of Sections and Paragraphs are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

     9.18 GOVERNING LAW. All questions arising with respect to the provisions of the Plan shall be determined by application of the laws of the State of Texas except to the extent Texas law is preempted by federal law. Questions arising with respect to the provisions of an Agreement that are matters of contract law shall be governed by the laws of the state specified in the Agreement, except to the extent the corporate law of the Corporation's (or its successor's) jurisdiction of incorporation conflicts with the contract law of such state, in which event such corporate law shall govern. The obligation of the Corporation to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.
     9.19 WORD USAGE. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Plan dictates, the plural shall be read as the singular and the singular as the plural.

     IN WITNESS WHEREOF, Trammell Crow Company, acting by and through its officer hereunto duly authorized, has executed this Trammell Crow Company 1997 Stock Option Plan this 31st day of July, 1997.

                                        TRAMMELL CROW COMPANY



                                        By:    /s/ William P. Leiser
                                               ----------------------------
                                        Name:  William P. Leiser
                                               ----------------------------
                                        Title: Executive Vice President
                                               ----------------------------


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